UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): March 23, 2004


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115


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ITEM 5.  OTHER EVENTS

NEWS RELEASE                                             CONTACTS:  408-995-5115
                                    Media Relations: Katherine Potter, Ext. 1168
                                     Investor Relations: Rick Barraza, Ext. 1125


    Calpine Closes $2.4 Billion CalGen Secured Term Loans and Notes Offering

    Company Also Completes $200 Million Revolving Credit Facility for CalGen


     (SAN JOSE, Calif.) /PR Newswire - FirstCall/ Mar. 23, 2004 -- Calpine Corporation [NYSE: CPN] today announced that its wholly owned subsidiary Calpine Generating Company, LLC (CalGen), formerly Calpine Construction Finance Company II, LLC (CCFC II), has received funding on its $2.4 billion secured term loans and secured notes offering. The offering was comprised of the following:

          o $600 million of First Priority Secured Floating Rate Term Loans Due 2009 priced at Libor plus 375 basis points, with a Libor floor of 125 basis points;

          o $235 million of First Priority Secured Floating Rate Notes Due 2009 priced at Libor plus 375 basis points, with a Libor floor of 125 basis points;

          o $100 million of Second Priority Secured Floating Rate Term Loans Due 2010 offered at 98.5% of par and priced at Libor plus 575 basis points, with a Libor floor of 125 basis points;

          o $640 million of Second Priority Secured Floating Rate Notes Due 2010 offered at 98.5% of par and priced at Libor plus 575 basis points, with a Libor floor of 125 basis points;

          o $680 million of Third Priority Secured Floating Rate Notes Due 2011 priced at Libor plus 900 basis points, with a Libor floor of 125 basis points; and

          o $150 million of Third Priority Secured Fixed Rate Notes Due 2011 priced at 11.50%.

     The secured term loans and notes described above will in each case be secured through a combination of direct and indirect stock pledges and asset liens, by CalGen's 14 power generating facilities and related assets located throughout the United States, and the lenders' recourse will be limited to such security. None of the indebtedness will be guaranteed by Calpine Corporation.

     Net proceeds from the offering totaled approximately $2.3 billion after deducting fees and expenses associated with the refinancing. These proceeds were used to repay in full approximately $2.3 billion in borrowings outstanding under the original $2.5 billion CCFC II revolving credit facility, which was scheduled to mature in November 2004.

     Concurrent with the completion of this offering, CalGen entered into an agreement for a $200 million revolving credit facility with a group of banks led by The Bank of Nova Scotia. This three-year facility will be available for specified CalGen working capital purposes and for letters of credit. All amounts outstanding under this $200 million revolving credit facility will bear interest at either (i) the Base Rate plus 250 basis points, or (ii) at Libor plus 350 basis points.

     The secured institutional term loans will be placed in the institutional term loan market. The secured notes will be offered in a private placement under Rule 144A, have not been registered under the Securities Act of 1933, and may not be offered in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy. Securities laws applicable to private placements under Rule 144A limit the extent of information that can be provided at this time.



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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.
                              -------------------------
                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer

Date:  March 23, 2004